Exhibit (a)(5)(P)

IN THE UNITED STATES DISTRICT COURT

FOR THE DISTRICT OF DELAWARE

MICHAEL J SULTAN,

Plaintiff,
Case No.:
v.

ESSENDANT INC., RICHARD D.
PHILLIPS, CHARLES K. CROVITZ,	JURY TRIAL DEMANDED
DENNIS J. MARTIN, SUSAN J. RILEY,
ALEXANDER M. SCHMELKIN,
STUART A. TAYLOR, II, PAUL S.
WILLIAMS, and ALEX D. ZOGHLIN

Defendants.

COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

Plaintiff Michael J Sultan (“Plaintiff”), by his undersigned attorneys, alleges upon information and belief, except for his own acts, which are alleged on knowledge, as follows:

INTRODUCTION

1.         Plaintiff brings this action against Essendant Inc. (“Essendant” or the “Company”) and Essendant’s Board of Directors (collectively, the “Board” or the “Individual Defendants,” as further defined below) for violations of Section 14(e) and 20(a) of the Securities Exchange Act of 1934 (“Exchange Act”), 15 U.S.C. §§ 78n(e) and 78t(a). Specifically, Defendants solicit the tendering of stockholder shares in connection with the proposed acquisition of the Company by Staples, Inc. (“Staples”), through its direct wholly owned subsidiary Egg Merger Sub Inc. (“Purchaser”), through a recommendation statement filed with the U.S. Securities and Exchange Commission (the “SEC”), that omits material facts necessary to make the statements therein not false or misleading. Stockholders need this material information to decide whether to tender their shares or pursue their appraisal rights.

2.         On September 14, 2018, the Company announced that it had entered into a definitive agreement (the “Merger Agreement”), by which Staples would commence a tender offer (the “Tender Offer”) to acquire all of the outstanding shares of Essendant common stock for $12.80 in cash per share of Essendant’s common stock (the “Merger Consideration”), in a transaction valued at approximately $1 billion (the “Proposed Transaction”). The Tender Offer, commenced on September 24, 2018, and is set to expire at one minute after at 11:59 p.m., Eastern Time, on October 22, 2018.

3.         In connection with the commencement of the Tender Offer, on September 24, 2018, the Company filed a Recommendation Statement on Schedule 14D-9 (the “Recommendation Statement”) with the SEC. The Recommendation Statement is materially deficient and misleading because, inter alia, it omits to disclose material information concerning: (i) the valuation analyses performed by the Company’s financial advisor, Citigroup Global Markets Inc. (“Citi”), in support of its fairness opinion; and (ii) conflicts of interest involving Citi. Without this material information, the Company’s stockholders will be forced to decide whether or not to tender their shares based upon materially incomplete and misleading information. The failure to adequately disclose such material information constitutes a violation of §§ 14(e) and 20(a) of the Exchange Act.

4.         For these reasons and as set forth in detail herein, the Individual Defendants have violated federal securities laws. Accordingly, Plaintiff seeks to enjoin the Proposed Transaction or, in the event the Proposed Transaction is consummated, recover damages resulting from the Individual Defendants’ violations of these laws. Judicial intervention is warranted here to rectify existing and future irreparable harm to the Company’s stockholders.

JURISDICTION AND VENUE

5.         The claims asserted herein arise under §§ 14(e) and 20(a) of the Exchange Act, 15 U.S.C. § 78aa. The Court has subject matter jurisdiction pursuant to § 27 of the Exchange Act, 15 U.S.C. §78aa, and 28 U.S.C. § 1331 (federal question jurisdiction).

6.         The Court has personal jurisdiction over each of the Defendants because each conducts business in and maintains operations in this District or is an individual who either is present in this District for jurisdictional purposes or has sufficient minimum contacts with this District as to render the exercise of jurisdiction by this Court permissible under traditional notions of fair play and substantial justice.

7.         Venue is proper in this District under § 27 of the Exchange Act, 15 U.S.C. §78aa, as well as pursuant to 28 U.S.C. § 1391, because Essendant is incorporated in this District, and Defendants have received substantial compensation by doing business in this District via Essendant.

PARTIES

8.         Plaintiff is, and has been at all relevant times, the owner of shares of Essendant common stock.

9.         Defendant Richard D. Phillips (“Phillips”) has been the President, Chief Executive Officer (“CEO”) and a director of Essendant since 2017.

10.       Defendant Charles K. Crovitz (“Crovitz”) is Chairman of the Board and has been a director of the Company since 2005.

11.       Defendant Dennis J. Martin (“Martin”) has been a director of the Company since 2016.

12.       Defendant Susan J. Riley (“Riley”) has been a director of the Company since 2012.

13.       Defendant Alexander M. Schmelkin (“Schmelkin”) has been a director of the Company since 2012.

14.       Defendant Stuart A. Taylor, II (“Taylor”) has been a director of the Company since 2011.

15.       Defendant Paul S. Williams (“Williams”) has been a director of the Company since 2014.

16.       Defendant Alex D. Zoghlin (“Zoghlin”) has been a director of the Company since 2008 and previously served as a Company director from November 2000 to May 2006.

17.       Defendants Phillips, Crovitz, Martin, Riley, Schmelkin, Taylor, Williams, and Zoghlin are collectively referred to herein as the “Board” or the “Individual Defendants.”

18.       Defendant Essendant is a corporation organized and existing under the laws of the State of Delaware. The Company maintains its principal executive offices at One Parkway North Blvd, Deerfield, IL 60015. Essendant’s common stock is traded on the NASDAQ under the ticker symbol “ESND.” Defendant Essendant and the Individual Defendants are referred to herein as the “Defendants.”

FURTHER SUBSTANTIVE ALLEGATIONS

Company Background

19.       On April 12, 2018, Essendant and Genuine Parts Company (“GPC”) issued a joint press release announcing that they had entered into a definitive agreement (the “GPC Merger Agreement”) to combine Essendant and GPC’s office products subsidiary, S.P. Richards Company (the “SPR Business”) (the “SPR Acquisition”). Following the issuance of the press release, on April 17, 2018, Staples submitted an indication of interest to acquire 100% of the Company’s equity for $11.50 per share.

20.       While the Board initially viewed Staples proposal as unlikely to lead to a superior proposal, Staples was undeterred. Later that month, on April 29, 2018, Staples sent the Company a letter requesting the Company engage with Staples and indicating that Staples believe that it would be able to “identify incremental opportunities which should enable [Staples] to increase [its] all-cash offer significantly in excess of $11.50 per share.” Shortly thereafter, the Board determined that this second proposal was likely to lead to a Superior Proposal, and the parties proceeded to execute a confidentiality agreement and engage in negotiations.

21.       These negotiations proceeded into the Fall of 2018, and on September 4, 2018, Staples, which owned approximately 11% of the Company’s outstanding shares, filed materials with the SEC indicating its intent to solicit proxies in opposition to the SPR Acquisition-related stockholder proposals at the Company’s upcoming October 5, 2018 stockholder meeting. Shortly thereafter, on September 8, 2018, Staples communicated that it was willing to agree to a $12.80 per share price, subject to resolving a number of outstanding terms relating to the merger agreement.

22.       Staples revised proposal was presented to the Board on September 9, 2018. The Board reacted favorably to Staples’ revised offer and determined that the $12.80 per share Staples offer was a “Superior Proposal” under the GPC Merger Agreement. Accordingly, on September 10, 2018, the Company notified GPC, and later that same day GPC, which had previously indicated its belief that a Staples acquisition of the Company for $12.80 per share would not be superior to a merger with the SPR Business, issued a press release announcing it would not be making any counter-proposals.1

1 GPC wasn’t alone in this belief. In fact, on September 13, 2018, the Company’s largest shareholder Pzena Investment Management (“Pzena”) issued a press release stating it did not intend to support the Proposed Transaction. Pzena continues to hold this belief as evidenced by the Company’s filing of a

23.       Three days later, the Board met to consider whether to terminate the GPC Merger Agreement and accept Staples’ revised proposal. Following a presentation by Citi, the Board determined Staples’ $12.80 per share proposal was a “Superior Proposal” under the GPC Merger Agreement and that terminating the GPC Merger Agreement and entering into the Merger Agreement with Staples were in the best interests of the Company and its stockholders. Citi then presented its fairness opinion that the $12.80 per Share cash consideration to be received in the Offer and the Merger, taken together as an integrated transaction, by the holders of Company Common Stock (other than Staples, Parent, Purchaser, Sycamore Partners and their respective affiliates) was fair, from a financial point of view, to such holders.

24.       On September 14, 2018, the Company delivered notice to GPC terminating the GPC Merger Agreement and delivered its signed signature page to the Merger Agreement to Staples, and the Merger Agreement became effective. Staples paid to GPC the $12 million termination fee due under the GPC Merger Agreement, and the Company and Staples jointly announced that they had entered into the Merger Agreement.

The Proposed Transaction

25.       In a press release dated September 14, 2018, the Company announced that it had entered into a Merger Agreement with Staples pursuant to which Staples will commence a Tender Offer to acquire all of the outstanding shares of Essendant.

26.       The press release states in pertinent part:

FRAMINGHAM, Mass. & DEERFIELD, Ill., – September 14, 2018 – Staples, Inc. and Essendant Inc. (NASDAQ: ESND) today announced that they have entered into a definitive agreement under which an affiliate of Staples, the world’s largest office solutions provider, will acquire all of the outstanding shares of Essendant common stock for $12.80 per share in cash, or a transaction value of $996 million including net debt.

Schedule 14D-9 with the SEC, recommending that Essendant stockholders not tender their shares in connection with the Tender Offer.

The transaction follows the determination by Essendant’s Board of Directors, after consultation with Essendant’s legal and financial advisors, that the Staples proposal constituted a “Superior Proposal” as defined in Essendant’s previously announced merger agreement to combine with Genuine Parts Company’s (NYSE: GPC) (“GPC”) S.P. Richards business (the “S.P. Richards agreement”). Consistent with that determination, and following the expiration of the three-day waiting period during which GPC did not propose any amendments to the S.P. Richards agreement, Essendant terminated that agreement. In connection with the termination, GPC is entitled to a $12 million break-up fee, which Staples is paying as part of its agreement with Essendant.

“We are excited about the opportunity to move forward with this agreement, and to work with the Essendant team to complete the partnership of these two great companies, which will ultimately deliver significant value to independent resellers and end customers across the U.S.,” Staples said.

“After carefully evaluating Staples’ revised offer, including taking into account the extended regulatory process and risks associated with the S.P. Richards transaction and the continued challenges presented by the rapidly changing industry dynamics on our ability to realize value in combination with S.P. Richards, we are confident that the Staples transaction is in the best interest of Essendant shareholders,” said Charles Crovitz, Chairman of Essendant. “While our agreement to merge with S.P. Richards presented an attractive opportunity, we believe the Staples transaction provides superior and immediate value to our shareholders.”

Ric Phillips, President and Chief Executive Officer of Essendant added, “We believe combining with Staples provides a tremendous opportunity to enhance our resources and ability to serve customers, while delivering compelling and certain value to shareholders. I want to thank all our associates for their continued commitment and dedication as we have navigated this process over the past several months.”

Transaction Terms

The $12.80 per share purchase price reflects a 51% premium to Essendant’s share price on April 11, 2018, the day before the company announced plans to merge with GPC’s S.P. Richards business, and a 10.3x multiple of last-twelve-months Adjusted EBITDA.

The transaction will be implemented through a cash tender offer at $12.80 per share. The transaction is conditioned upon, among other things, the number of Essendant shares included in the tender offer, together with the 11.15% of Essendant’s outstanding common shares currently owned by Staples and its affiliates, representing more than 50% of Essendant’s outstanding common shares, expiration of all applicable waiting periods under the Hart-Scott-Rodino (HSR) Antitrust Improvements Act of 1976, and other customary closing conditions. If the tender offer is consummated, the tender offer will be followed by a merger in which any shares of Essendant common stock not purchased in the offer will be converted into the right to receive the same $12.80 per share in cash. The transaction is not subject to a financing condition and is expected to close in the fourth quarter.

The Recommendation Statement Misleads ESSENDANT Stockholders by Omitting Material Information

27.       As noted previously, on September 24, 2018, the Company filed the Recommendation Statement with the SEC in support of the Tender Offer commenced by Staples. As alleged below and elsewhere herein, the Recommendation Statement contains material misrepresentations and omissions of fact that must be cured to allow Essendant stockholders to make an informed decision with regarding tendering their shares.

28.       Designed to convince shareholders to tender their shares, the Recommendation Statement is rendered misleading by the omission of critical information concerning: (i) the analyses performed by the Company’s financial advisor in connection with the Proposed Transaction; and (ii) potential conflicts of interest faced by the Company’s financial advisor, Citi, and Company insiders. This material information directly impacts the Company’s expected future value as a standalone entity, and its omission renders the statements made materially misleading and, if disclosed, would significantly alter the total mix of information available to the Company’s stockholders.

Citi’s Financial Analyses

29.       The Recommendation Statement describes Citi’s fairness opinion and the various valuation analyses it performed in support of its opinion, but fails to provide material information concerning key inputs and assumptions underlying these analyses.

30.       Specifically, with respect to Citi’s Discounted Cash Flow Analysis, the Recommendation Statement fails to disclose: (i) quantification of the inputs underlying the discount rate range of 9.0% to 10.4%; and (ii) the basis for utilizing a perpetuity growth rate range of 0.0% to 1.5%.

31.       Additionally, with respect to with respect to Citi’s Selected Public Companies Analysis and Selected Precedent Transactions Analysis, the Recommendation Statement fails to disclose the individual multiples and financial metrics for the companies and transactions observed by Citi in its respective analyses.

32.       These omissions are made all the more worrisome by the absence of information concerning the timing of when the “Management Projections” included on page 33-34 of the Recommended Statement were prepared. As noted in the Recommendation Statement, Essendant had management-prepared “preliminary financial projections” as of February 15, 2018, however, the Recommendation Statement fails, to disclose when the Management Projections were prepared, and whether they had been revised from the preliminary financial projections. This information is material to Essendant stockholders so that they can assess whether the Management Projections were made to support Staples’ Offer Price and make Staples’ offer look superior in relation to the SPR Acquisition and the Company’s standalone prospects.

33.       Based on the foregoing, Essendant public shareholders lack critical information necessary to evaluate whether the Proposed Transaction truly maximizes shareholder value and serves their interests. Moreover, without the key financial information and related disclosures, Essendant public shareholders cannot gauge the accuracy and reliability of the financial analyses performed by Citi, and whether they can reasonably rely on their respective fairness opinions.

Potential Conflicts on the Part of Citi and Company Insiders

34.       The Recommendation Statement omits to disclose material information concerning the conflict of interest Essendant’s financial advisor, Citi, faced as a result of its ongoing ties to both the Company and Staples. Specifically, the Recommendation Statement provides:

As the Company Board was aware, Citi and its affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to the Company and its affiliates unrelated to the proposed Offer and the Merger, for which services Citi and its affiliates have received and expect to receive compensation, including, during the two-year period prior to the date of Citi’s opinion, having acted or acting as financial advisor to the Company in connection with the Company’s proposed transaction involving the SPR Business of GPC announced in April 2018 and certain strategic advisory matters, for which financial advisory services Citi and its affiliates received during such two-year period aggregate fees of approximately $2.5 million. As the Company Board also was aware, Citi and its affiliates in the past have provided and in the future may provide investment banking, commercial banking and other similar financial services to Staples and its affiliates, for which services Citi and its affiliates have received and would expect to receive compensation, including, during the two-year period prior to the date of Citi’s opinion, having acted or acting as (i) joint bookrunning manager for certain debt offerings of Staples and (ii) as joint lead arranger for, and/or as a lender under, certain credit facilities of Staples and/or certain of its affiliates. As the Company Board further was aware, Citi and its affiliates in the past have provided and in the future may provide investment banking, commercial banking and other similar financial services to Sycamore Partners and/or its affiliates and portfolio companies, for which services Citi and its affiliates have received and would expect to receive compensation, including, during the two-year period prior to the date of Citi’s opinion, having acted or acting as joint book running manager for certain debt offerings and as joint lead arranger for, and as a lender under, a credit facility of Sycamore Partners in connection with Sycamore Partners’ acquisition of Staples. For the services described above for Staples and Sycamore Partners, Citi and its affiliates received during the two-year period prior to the date of Citi’s opinion aggregate fees of approximately $5 million.

Recommendation Statement at 39-40.

35.       The Recommendation Statement notes that Citi is “currently” providing services to Essendant and its affiliates unrelated to the Proposed Transaction, but it only discloses fees that Citi has received from Essendant for the two-year period prior to the date of Citi’s fairness opinion. Accordingly, the Recommendation Statement fails to disclose how much money Citi expects to receive going-forward in connection with its current ongoing work for Essendant and its affiliates.

36.       Similarly, the Recommendation Statement notes that Citi is currently “acting” as a joint book running manager for Staples and Sycamore Partners, but it again only discloses the fees Citi has earned from these entities during the past two-year period, and fails to disclose how much money Citi expects to receive for the work it is currently performing going forward.

37.       Clearly material to Essendant stockholders is the amount of fees Citi expects to receive in the near future for its presently occurring work for both Essendant, Staples, Sycamore Partners and their affiliates. Full disclosure of investment banker compensation and all potential conflicts is required due to the central role played by investment banks in the evaluation, exploration, selection, and implementation of strategic alternatives. Item 1015 of Reg M-A plainly requires the disclosure of “any compensation received or to be received as a result of the relationship between” a financial advisor and the subject company or its affiliates. 17 C.F.R. § 229.1015(b)(4). Where an investment bank is providing a fairness opinion that involves long-standing clients, it may be influenced to find a transaction fair to avoid irritating management and other corporate actors who stand to benefit from the transaction, as this will ensure future lucrative business. Here, the current disclosures, with respect to Essendant, Staples, Sycamore Partners and their affiliates, are misleading and must be corrected. A reasonable stockholder would want to know the important economic motivations of Citi relating to its ongoing work and how that motivation could rationally lead Citi to favor a deal at a less than optimal price.

38.       Finally, the Recommendation Statement omits to disclose sufficient information so that Essendant stockholders can properly assess the conflict of interest certain executive officers and directors of the Company faced as a result of that fact that these individuals have “possible ongoing roles with” Staples or its affiliates. See Recommendation Statement at 4. Communications regarding post-transaction employment during the negotiation of the underlying transaction must be disclosed to stockholders. This information is necessary for stockholders to understand potential conflicts of interest of management and the Board, as that information provides illumination concerning motivations that would prevent fiduciaries from acting solely in the best interests of the Company’s stockholders

39.       Although the Recommendation Statement notes the existence of this conflict in general terms, it fails to disclose precisely which of the Company’s executive officers and/or directors have discussed and/or been offered “ongoing roles” with Staples or its affiliates after the Proposed Transaction is consummated, and when such discussions occurred. This information is material to the Company’s stockholders because it is necessary for them to properly assess how this conflict of interest impacted the sales and negotiation process, and the omission of these key details make the vague reference to such persons “possible ongoing roles” on page 4 incomplete and misleading.

40.       Without disclosure of the above referenced information, the Recommendation Statement violates SEC regulations and materially misleads Essendant stockholders. Accordingly, Plaintiff seeks, among other things, the following relief: (i) enjoinment of the Proposed Transaction; or (ii) rescission of the Proposed Transaction in the event that it is consummated and to recover damages resulting from Defendants’ misconduct.

CLAIMS FOR RELIEF

COUNT I

Claims Against All Defendants for Violations of § 14(e) of the Securities Exchange Act of 1934

41.      Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

42.      Section 14(e) of the Exchange Act provides that it is unlawful “for any person to make any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading…” 15 U.S.C. § 78n(e).

43.      As discussed above, Essendant filed and delivered the Recommendation Statement to its stockholders, which defendants knew or recklessly disregarded contained material omissions and misstatements as set forth above.

44.      Defendants violated § 14(e) of the Exchange Act by issuing the Recommendation Statement in which they made untrue statements of material facts or failed to state all material facts necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading, in connection with the tender offer commenced in conjunction with the Proposed Transaction. Defendants knew or recklessly disregarded that the Recommendation Statement failed to disclose material facts necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

45.      The Recommendation Statement was prepared, reviewed and/or disseminated by defendants. It misrepresented and/or omitted material facts, in connection with the Merger as set forth above.

46.      In so doing, defendants made untrue statements of material facts and omitted material facts necessary to make the statements that were made not misleading in violation of § 14(e) of the Exchange Act. By virtue of their positions within the Company and/or roles in the process and in the preparation of the Recommendation Statement, defendants were aware of this information and their obligation to disclose this information in the Recommendation Statement.

47.      The omissions and incomplete and misleading statements in the Recommendation Statement are material in that a reasonable stockholder would consider them important in deciding whether to tender their shares or seek appraisal. In addition, a reasonable investor would view the information identified above which has been omitted from the Recommendation Statement as altering the “total mix” of information made available to stockholders.

48.      Defendants knowingly or with deliberate recklessness omitted the material information identified above from the Recommendation Statement, causing certain statements therein to be materially incomplete and therefore misleading. Indeed, while defendants undoubtedly had access to and/or reviewed the omitted material information in connection with approving the Proposed Transaction, they allowed it to be omitted from the Recommendation Statement, rendering certain portions of the Recommendation Statement materially incomplete and therefore misleading.

49.      The misrepresentations and omissions in the Recommendation Statement are material to Plaintiff, and Plaintiff will be deprived of their entitlement to make a fully informed decision if such misrepresentations and omissions are not corrected prior to the expiration of the tender offer.

COUNT II

Against the Individual Defendants for Violations of § 20(a) of the 1934 Act

50.      Plaintiff repeats and realleges the preceding allegations as if fully set forth herein.

51.      The Individual Defendants acted as controlling persons of Essendant within the meaning of Section 20(a) of the 1934 Act as alleged herein. By virtue of their positions as officers and/or directors of Essendant and participation in and/or awareness of the Company’s operations and/or intimate knowledge of the false statements contained in the Recommendation Statement, they had the power to influence and control and did influence and control, directly or indirectly, the decision making of the Company, including the content and dissemination of the various statements that plaintiff contends are false and misleading.

52.      Each of the Individual Defendants was provided with or had unlimited access to copies of the Recommendation Statement alleged by Plaintiff to be misleading prior to and/or shortly after these statements were issued and had the ability to prevent the issuance of the statements or cause them to be corrected.

53.      In particular, each of the Individual Defendants had direct and supervisory involvement in the day-to-day operations of the Company, and, therefore, is presumed to have had the power to control and influence the particular transactions giving rise to the violations as alleged herein, and exercised the same. The Recommendation Statement contains the unanimous recommendation of the Individual Defendants to approve the Proposed Transaction. They were thus directly involved in the making of the Recommendation Statement.

54.      By virtue of the foregoing, the Individual Defendants violated Section 20(a) of the 1934 Act.

55.      As set forth above, the Individual Defendants had the ability to exercise control over and did control a person or persons who have each violated Section 14(d) of the 1934 Act and Rule 14d-9, by their acts and omissions as alleged herein. By virtue of their positions as controlling persons, these defendants are liable pursuant to Section 20(a) of the 1934 Act. As a direct and proximate result of defendants’ conduct, Plaintiff is threatened with irreparable harm.

PRAYER FOR RELIEF

WHEREFORE, Plaintiff demands judgment against defendants jointly and severally, as follows:

(A)     declaring that the Recommendation Statement is materially false or misleading;

(B)     enjoining, preliminarily and permanently, the Proposed Transaction;

(C)     in the event that the transaction is consummated before the entry of this Court’s final judgment, rescinding it or awarding Plaintiff rescissory damages;

(D)     directing that Defendants account to Plaintiff for all damages caused by them and account for all profits and any special benefits obtained as a result of their breaches of their fiduciary duties.

(E)     awarding Plaintiff the costs of this action, including a reasonable allowance for the fees and expenses of Plaintiff’s attorneys and experts; and

(F)     granting Plaintiff such further relief as the Court deems just and proper.

JURY DEMAND

Plaintiff demands a trial by jury.

Dated: October 15, 2018	O’KELLY ERNST & JOYCE, LLC

/s/ Ryan M. Ernst
Ryan M. Ernst (#4788)
901 N. Market St., Suite 1000
Wilmington, DE 19801
Telephone: (302) 778-4000
Facsimile: (302) 295-2873
Email: rernst@oelegal.com

LEVI & KORSINSKY LLP
Donald J. Enright
Elizabeth K. Tripodi
1101 30th Street, N.W., Suite 115
Washington, D.C. 20007
Telephone: (202) 524-4290
Facsimile: (202) 333-2121
Email: denright@zlk.com
etripodi@zlk.com

Attorneys for Plaintiff

JS 44 (Rev. 06/17)

# CIVIL COVER SHEET

## I. (a) PLAINTIFFS

Michael J Sultan

## DEFENDANTS

Attorneys *(If Known)*

- ☐ 1 U.S. Government Plaintiff
- ☒ 3 Federal Question *(U.S. Government Not a Party)*
- ☐ 2 U.S. Government Defendant
- ☐ 4 Diversity *(Indicate Citizenship of Parties in Item III)*

## III. CITIZENSHIP OF PRINCIPAL PARTIES *(Place an "X" in One Box for Plaintiff and One Box for Defendant)* *(For Diversity Cases Only)*

| | PTF | DEF | | PTF | DEF |
|---|---|---|---|---|---|
| Citizen of This State | ☐ 1 | ☐ 1 | Incorporated *or* Principal Place of Business In This State | ☐ 4 | ☐ 4 |
| Citizen of Another State | ☐ 2 | ☐ 2 | Incorporated *and* Principal Place of Business In Another State | ☐ 5 | ☐ 5 |
| Citizen or Subject of a Foreign Country | ☐ 3 | ☐ 3 | Foreign Nation | ☐ 6 | ☐ 6 |

Click here for: Nature of Suit Code Descriptions.

**CONTRACT**
- ☐ 110 Insurance
- ☐ 120 Marine
- ☐ 130 Miller Act
- ☐ 140 Negotiable Instrument
- ☐ 150 Recovery of Overpayment & Enforcement of Judgment
- ☐ 151 Medicare Act
- ☐ 152 Recovery of Defaulted Student Loans (Excludes Veterans)
- ☐ 153 Recovery of Overpayment of Veteran's Benefits
- ☐ 160 Stockholders' Suits
- ☐ 190 Other Contract
- ☐ 195 Contract Product Liability
- ☐ 196 Franchise

**REAL PROPERTY**
- ☐ 210 Land Condemnation
- ☐ 220 Foreclosure
- ☐ 230 Rent Lease & Ejectment
- ☐ 240 Torts to Land
- ☐ 245 Tort Product Liability
- ☐ 290 All Other Real Property

**TORTS**

PERSONAL INJURY
- ☐ 310 Airplane
- ☐ 315 Airplane Product Liability
- ☐ 320 Assault, Libel & Slander
- ☐ 330 Federal Employers' Liability
- ☐ 340 Marine
- ☐ 345 Marine Product Liability
- ☐ 350 Motor Vehicle
- ☐ 355 Motor Vehicle Product Liability
- ☐ 360 Other Personal Injury
- ☐ 362 Personal Injury - Medical Malpractice

PERSONAL INJURY
- ☐ 365 Personal Injury - Product Liability
- ☐ 367 Health Care/ Pharmaceutical Personal Injury Product Liability
- ☐ 368 Asbestos Personal Injury Product Liability

PERSONAL PROPERTY
- ☐ 370 Other Fraud
- ☐ 371 Truth in Lending
- ☐ 380 Other Personal Property Damage
- ☐ 385 Property Damage Product Liability

**CIVIL RIGHTS**
- ☐ 440 Other Civil Rights
- ☐ 441 Voting
- ☐ 442 Employment
- ☐ 443 Housing/ Accommodations
- ☐ 445 Amer. w/Disabilities - Employment
- ☐ 446 Amer. w/Disabilities - Other
- ☐ 448 Education

**PRISONER PETITIONS**

Habeas Corpus:
- ☐ 463 Alien Detainee
- ☐ 510 Motions to Vacate Sentence
- ☐ 530 General
- ☐ 535 Death Penalty

Other:
- ☐ 540 Mandamus & Other
- ☐ 550 Civil Rights
- ☐ 555 Prison Condition
- ☐ 560 Civil Detainee - Conditions of Confinement

**FORFEITURE/PENALTY**
- ☐ 625 Drug Related Seizure of Property 21 USC 881
- ☐ 690 Other

**LABOR**
- ☐ 710 Fair Labor Standards Act
- ☐ 720 Labor/Management Relations
- ☐ 740 Railway Labor Act
- ☐ 751 Family and Medical Leave Act
- ☐ 790 Other Labor Litigation
- ☐ 791 Employee Retirement Income Security Act

**IMMIGRATION**
- ☐ 462 Naturalization Application
- ☐ 465 Other Immigration Actions

**BANKRUPTCY**
- ☐ 422 Appeal 28 USC 158
- ☐ 423 Withdrawal 28 USC 157

**PROPERTY RIGHTS**
- ☐ 820 Copyrights
- ☐ 830 Patent
- ☐ 835 Patent - Abbreviated New Drug Application
- ☐ 840 Trademark

**SOCIAL SECURITY**
- ☐ 861 HIA (1395ff)
- ☐ 862 Black Lung (923)
- ☐ 863 DIWC/DIWW (405(g))
- ☐ 864 SSID Title XVI
- ☐ 865 RSI (405(g))

**FEDERAL TAX SUITS**
- ☐ 870 Taxes (U.S. Plaintiff or Defendant)
- ☐ 871 IRS—Third Party 26 USC 7609

**OTHER STATUTES**
- ☐ 375 False Claims Act
- ☐ 376 Qui Tam (31 USC 3729(a))
- ☐ 400 State Reapportionment
- ☐ 410 Antitrust
- ☐ 430 Banks and Banking
- ☐ 450 Commerce
- ☐ 460 Deportation
- ☐ 470 Racketeer Influenced and Corrupt Organizations
- ☐ 480 Consumer Credit
- ☐ 490 Cable/Sat TV
- ☒ 850 Securities/Commodities/ Exchange
- ☐ 890 Other Statutory Actions
- ☐ 891 Agricultural Acts
- ☐ 893 Environmental Matters
- ☐ 895 Freedom of Information Act
- ☐ 896 Arbitration
- ☐ 899 Administrative Procedure Act/Review or Appeal of Agency Decision
- ☐ 950 Constitutionality of State Statutes

## V. ORIGIN *(Place an "X" in One Box Only)*

- ☒ 1 Original Proceeding
- ☐ 2 Removed from State Court
- ☐ 3 Remanded from Appellate Court
- ☐ 4 Reinstated or Reopened
- ☐ 5 Transferred from Another District *(specify)*
- ☐ 6 Multidistrict Litigation - Transfer
- ☐ 8 Multidistrict Litigation - Direct File

## VI. CAUSE OF ACTION

## VII. REQUESTED IN COMPLAINT:

DEMAND $

CHECK YES only if demanded in complaint:
JURY DEMAND: ☒ Yes ☐ No

## VIII. RELATED CASE(S) IF ANY

DATE: 10/15/2018

SIGNATURE OF ATTORNEY OF RECORD: /s/ Ryan M. Ernst (No. 4788)

FOR OFFICE USE ONLY

RECEIPT #   AMOUNT   APPLYING IFP   JUDGE   MAG. JUDGE

CIVIL COVER SHEET The JS 44 civil cover sheet and the information contained herein neither replace nor supplement the filing and service of pleadings or other papers as required by law, except as provided by local rules of court. This form, approved by the Judicial Conference of the United States in September 1974, is required for the use of the Clerk of Court for the purpose of initiating the civil docket sheet. (SEE JNSTR UCTJONS ON NEXT PA GE OF THIS FORM.) I. (a) PLAINTIFFS DEFENDANTS u nu.M. Essendant Inc., Richard D. Phillips, Charles K. Crovitz, Dennis J. Michael J Sultan Martin, Susan J. Riley, Alexander M. Schmelkin, Stuart A. Taylor, II, Paul S. Williams, and Alex D. Zoghlin (b) County of Residence of First Listed Plaintiff Cook County, IL County of Residence of First Listed Defendant Lake County, IL (EXCEPTIN U.S. PLAINTIFF CASES) (IN U.S. PLAINTIFF CASES ONLY) NOTE: IN LAND CONDEMNATION CASES, USE THE LOCATION OF THE TRACT OF LAND INVOLVED. (c) Attorneys (Firm Name, Address, and Telephone Number) Attorney (if Know Ryan M. Ernst O’Kelly Ernst & Joyce, LLC 901 Market St., Ste. 1000, Wilmington, DE 19801 (302)778-4000 II. BASIS OF JURISDICTION (Place an “X” in One Box Only) IIII. CITIZENSHIP OF PRINCIPAL PARTIES (Place an “”X” in One Box for Plaintiff (For Diversity Cases Only) and One Box for Defendant) 1 U.S. Government &C 3 Federal Question PTF DEF PTF DEF Plaintiff (U.S. Government Not a Party) Citizen of This State 1 1 Incorporated or Principal Place 4 4 of Business In This State 2 U.S. Government 4 Diversity Citizen of Another State 2 2 Incorporated and Principal Place 5 5 Defendant (Indicate Citizenship of Parties in Item III) of Business In Another State Citizen or Subject of a 0 3 0 3 Foreign Nation 0 6 0 6 Foreign Country IV. NATURE OF SUIT (Place an “X” in One Box Only) Click here for: Nature of Suit Code Descriptions. I CONTRACT I TORTS FORFEITURE/PENALTY BANKRUPTCY OTHER STATUTES 110 Insurance PERSONAL INJURY PERSONAL INJURY 625 Drug Related Seizure 422 Appeal 28 USC 158 375 False Claims Act 120 Marine 310 Airplane 365 Personal Injury - of Property 21 USC 881 423 Withdrawal 376 Qui Tam (31 USC 130 Miller Act 315 Airplane Product Product Liability 690 Other 28 USC 157 3729(a)) 140 Negotiable Instrument Liability 367 Health Care/ 400 State Reapportionment 150 Recovery of Overpayment 320 Assault, Libel & Pharmaceutical PROPERTY RIGHTS 410 Antitrust & Enforcement of Judgment Slander Personal Injury 820 Copyrights 430 Banks and Banking 151 Medicare Act 330 Federal Employers’ Product Liability 830 Patent 450 Commerce 152 Recovery of Defaulted Liability 368 Asbestos Personal 835 Patent - Abbreviated 460 Deportation Student Loans 340 Marine Injury Product New Drug Application 470 Racketeer Influenced and (Excludes Veterans) 345 Marine Product Liability 840 Trademark Corrupt Organizations 153 Recovery of Overpayment Liability PERSONAL PROPERTY LABOR SOCIAL SECURITY 480 Consumer Credit of Veteran’s Benefits 350 Motor Vehicle 370 Other Fraud 710 Fair Labor Standards 861 HIA (1395ff) 490 Cable/Sat TV 160 Stockholders’ Suits 0 355 Motor Vehicle 371 Truth in Lending Act 862 Black Lung (923) I^C 850 Securities/Commodities/ 190 Other Contract Product Liability 380 Other Personal 720 Labor/Management 863 DIWC/DIWW (405(g)) Exchange 195 Contract Product Liability 0 360 Other Personal Property Damage Relations 864 SSID Title XVI 890 Other Statutory Actions 196 Franchise Injury 385 Property Damage 0 740 Railway Labor Act 865 RSI (405(g)) 891 Agricultural Acts 362 Personal Injury - Product Liability 0 751 Family and Medical 0 893 Environmental Matters Medical Malpractice Leave Act 895 Freedom of Information I REAL PROPERTY CIVIL RIGHTS PRISONER PETITIONS 790 Other Labor Litigation FEDERAL TAX SUITS Act 210 Land Condemnation 0 440 Other Civil Rights Habeas Corpus: 791 Employee Retirement 870 Taxes (U.S. Plaintiff 896 Arbitration 220 Foreclosure 441 Voting 463 Alien Detainee Income Security Act or Defendant) 899 Administrative Procedure 230 Rent Lease & Ejectment 442 Employment 510 Motions to Vacate 871 IRS—Third Party Act/Review or Appeal of 240 Torts to Land 443 Housing/ Sentence 26 USC 7609 Agency Decision 245 Tort Product Liability Accommodations 530 General 950 Constitutionality of 290 All Other Real Property 0 445 Amer. w/Disabilities - 535 Death Penalty IMMIGRATION State Statutes Employment Other: 462 Naturalization Application 446 Amer. w/Disabilities - 540 Mandamus & Other 465 Other Immigration Other 550 Civil Rights Actions 448 Education 555 Prison Condition 560 Civil Detainee - Conditions of Confinement V. ORIGIN (Place an “X” in One Box Only) 1 Original 2 Removed from 3 Remanded from 4 Reinstated or 5 Transferred from O 6 Multidistrict 8 Multidistrict Proceeding State Court Appellate Court Reopened Another District Litigation - Litigation - (specify) Transfer Direct File Cite the U.S. Civil Statute under which you are filing (Do not cite jurisdictional statutes unless diversity): VI. CAUSE OF ACTION Section 14(e) and 20(a) of the Securities Exchange Act of 1934 VI. CAUSE OF ACTION Brief description of cause: Violations of Securities Exchange Act of 1934 VI. REQUESTED IN CHECK IF THIS IS A CLASS ACTION DEMAND $ CHECK YES only if demanded in complaint: COMPLAINT: UNDER RULE 23, F.R.Cv.P. JURY DEMAND: Yes No VII. RELATED CASE(S) IF ANY (See instmcttons) judge The Honorable Maryellen Noreika docket number 18-cv-1506, -1521, -1546 DATE SIGNATURE OF ATTORNEY OF RECORD 10/15/2018 /s/ Ryan M. Ernst (No. 4788) FOR OFFICE USE ONLY RECEIPT # AMOUNT APPLYING IFP JUDGE MAG. JUDGE